                                                                    EXHIBIT 99.1


                             [SOVEREIGN LETTERHEAD]


--------------------------------------------------------------------------------

FOR FURTHER INFORMATION, CONTACT:    Terry D. Smith
                                     Sovereign Specialty Chemicals, Inc.
                                     (312) 419-7294

                      SOVEREIGN SPECIALTY CHEMICALS REPORTS
                           OPERATING RESULTS FOR 2002

CHICAGO, IL, March 14, 2003 - Sovereign Specialty Chemicals, Inc. announced today its operating results for the calendar year ended December 31, 2002. Net sales for 2002 were $361.1 million compared to $356.7 million in 2001. Operating income was $25.4 million in 2002 compared to $19.4 million in 2001. EBITDA (defined as operating income plus depreciation and amortization) on an as-reported basis was $34.5 million in 2002 compared to $38.7 million in 2001. Operating income and EBITDA for the two years ended December 31, 2002 include the impact of costs not expected to occur in the future. For the year ended December 31, 2002, Sovereign recorded a $4.1 million provision in the fourth quarter relative to the announced closures of our facilities in Cincinnati, Ohio and in Belgium; and a charge of $1.6 million in 2002 as the result of the reorganization of senior management and the reorganization of businesses in our Commercial segment. For the year ended December 31, 2001, we incurred $0.5 million of acquisition-related severance costs.

Commenting on the results, Norman E. Wells, Jr., Sovereign's CEO said:
"Sovereign had a solid year despite the fact that we continued to experience challenging specialty chemical industry conditions, with end-market demand down in several of the markets served through our Commercial segment. In addition, while we maintained top-line growth in both the Commercial and Construction segments in 2002, our financial performance fell short of management's expectations. As a result, we took aggressive action in a number of areas to enhance overall productivity and efficiency, including facility and product-line rationalizations and lean manufacturing initiatives at many of our plants. As we move forward, improving logistics and sharpening the focus of our research and product development activities will be high on our list of priorities. We continue to streamline our key business processes to reduce internal and external complexity."

Mr. Wells continued, "In 2002, we made tremendous strides in reducing working capital by approximately $16.9 million and our total debt by approximately $28.3 million. In December 2002, we amended our Credit Agreement which, among other things, refinanced substantially all of our term debt and substantially improved our credit availability and liquidity. These actions will allow us to enter 2003 fully focused on continuing operational initiatives that we believe will result in improved financial performance."

Mr. Wells concluded: "We believe that these actions will position Sovereign for future growth through the leveraging of our technologies, the expansion of our geographic reach, and further cultivation of existing customer relationships to create opportunities for sales of other products in the Sovereign portfolio."


Income Statement Summary
------------------------
(Dollars in Millions)

                                                        Three months ended December 31
                                                        ------------------------------
                                                                (unaudited)                Year ended December 31
                                                                -----------                ----------------------
                                                            2002             2001          2002              2001
                                                            ----             ----          ----              ----
Net sales                                                 $  84.4           $  83.6      $  361.1          $  356.7
Cost of goods sold                                           63.0              62.0         259.7             259.3
                                                          -------           -------      --------          --------
Gross profit                                                 21.4              21.6         101.4              97.4
Selling, general and administrative expenses                 22.2              18.0          76.0              68.0
Goodwill amortization                                         -                 2.8           -                10.0
                                                          -------           -------      --------          --------
Operating income (loss)                                      (0.8)              0.8          25.4              19.4
Interest expense, net                                        (6.2)             (6.3)        (25.5)            (27.0)
                                                          -------           -------      --------          --------
Loss before income taxes and cumulative
 effect of change in accounting principle                    (7.0)             (5.5)         (0.1)             (7.6)
Income tax expense (benefit)                                 (2.6)             (2.0)          0.3              (1.5)
                                                          -------           -------      --------          --------
Loss before cumulative effect of change
 in accounting principle                                     (4.4)             (3.5)         (0.4)             (6.1)
Cumulative effect of change in accounting principle
 to write-off goodwill, net of income tax benefit             -                 -           (17.1)              -
                                                          -------           -------      --------          --------
Net loss                                                  $  (4.4)          $  (3.5)     ($  17.5)         ($   6.1)
                                                          =======           =======      ========          ========












Selected Balance Sheet and Cash Flow Information
------------------------------------------------
(Dollars in Millions)

                                                          Dec 31,           Sep 30,        Dec 31,
                                                                              2002
                                                                              ----
                                                            2002        (unaudited)         2001
                                                            ----        ----------          ----
Cash and cash equivalents                                  $ 14.1             $7.9        $ 15.6
Receivables                                                  49.6             57.6          55.9
Inventories                                                  28.2             34.6          37.8
Payables                                                     31.6             34.2          30.6
Total debt                                                  223.8            232.7         252.1

                                                                        Year ended
                                                                            Dec 31
                                                            2002              2001
                                                            ----              ----
Depreciation and amortization                                 9.1             19.3
Capital expenditures                                          6.6              8.0

The company will host a conference call on March 18, 2003 at 2:00 p.m. (Chicago time) to discuss these results. Details for the conference call are as follows:

                    Dial-in:          (913) 981-5522, code 774390
                    Replay:           (719) 457-0820, code 774390

The replay will be available until March 28, 2003.

Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving three markets: Packaging and Converting, Industrial and Construction. Since 1996, Sovereign has grown rapidly - through the strategic acquisition of established niche leaders - to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 900 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2002, Sovereign's revenues were $361 million.

Sovereign's controlling investor is AEA Investors Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.

EBITDA data is presented because we understand that such data are used by investors to determine our historical ability to service our indebtedness. Nevertheless, this measure should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. In addition, the EBITDA measure included in this press release may not be comparable to similarly titled measures reported by other companies.

Any forward-looking statements made in this release involve potential risks and uncertainties and are based on management's beliefs, information currently available to management and a number of management assumptions concerning future events. Actual results may vary materially due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures, and changes in technology. Additional factors that may cause our actual results to vary are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended December 31, 2002 and exhibit 99.1 to that report.